Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ironSource Ltd. 2013 Share Incentive Plan and the ironSource Ltd. 2021 Share Incentive Plan of Unity Software Inc. of our reports dated February 22, 2022, with respect to the consolidated financial statements of Unity Software Inc. and the effectiveness of internal control over financial reporting of Unity Software Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 7, 2022